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                     May 28, 2020

       Rick Poulton
       President and Chief Financial Officer
       Allscripts Healthcare Solutions, Inc.
       222 Merchandise Mart Plaza , Suite 2024
       Chicago , IL 60654

                                                        Re: Allscripts
Healthcare Solutions, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 2, 2020
                                                            File No. 001-35547

       Dear Mr. Poulton:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology